EXHIBIT 99.1

[PROGRESS ENERGY, INC.]	news release

Progress Energy announces development in audit of synthetic fuel tax credits

Raleigh, N.C. (June 24, 2003) – Progress Energy [NYSE: PGN] has been informed that Internal Revenue Service (IRS) field auditors have raised questions regarding the chemical change associated with coal-based synthetic fuel manufactured at its Colona facility and the testing process by which the chemical change is verified. The questions arose in connection with Progress Energy’s participation in the Pre-Filing Agreement program with the IRS, a program that allows taxpayers to voluntarily accelerate the IRS exam process in order to seek resolution of specific issues. Progress Energy does not know what remedy the auditors will seek, but based on the information received to date, Progress Energy does not believe that the issues raised by the field auditors warrant reconsideration or reversal by the IRS National Office of its prior position in the Colona private letter ruling (PLR).

The chemical change and the associated testing process were described as part of the PLR request for Colona. Based on that application, the IRS ruled in Colona’s PLR that the synthetic fuel produced at Colona undergoes a chemical change and thus qualifies for tax credits under Section 29 of the Internal Revenue Code.

“All of our synfuel facilities operate in accordance with the private letter rulings from the IRS and the chemical change process itself has already been reviewed and ruled upon by the agency,” said Bonnie V. Hancock, president, Progress Fuels. “We would be very surprised if the IRS reversed course on an issue they have already ruled on time and time before, especially one that could potentially affect so many taxpayers.”

The information provided by the IRS field auditors addresses only Progress Energy’s Colona facility. Progress Energy, however, applies essentially the same chemical process and uses the same independent laboratories to confirm chemical change in the synthetic fuel manufactured at each of its four other facilities. As with the Colona facility, Progress Energy has received PLRs for its other four facilities, which reflect IRS rulings that the synthetic fuel produced at those facilities undergo the requisite chemical change to qualify for the Section 29 credit. The independent laboratories used by Progress Energy to determine significant chemical change are the leading experts in their field and are used by many other industry participants. Progress Energy believes that the laboratories’ work and the chemical change process are consistent with the bases upon which its PLRs were issued.

Progress Energy is working to resolve this matter as quickly as possible. The IRS can select from a range of options in addressing these issues, ranging from an industrywide inquiry to case-by-case

Progress Energy, Inc.	Progress Energy 24-Hour Media Line:
Corporate Communications	Toll Free 877.641.NEWS(6397) or 919.546.6189
P.O. Box 1551	Fax 919.546.6615
Raleigh, NC 27602	www.progress-energy.com

decision making. At this time Progress Energy cannot predict when the IRS will address these issues or how it will choose to proceed. However the IRS chooses to proceed, Progress Energy intends to continue working cooperatively with the IRS and will seek expedited resolution of these matters.

Progress Energy firmly believes that it is operating the Colona facility and its other plants in compliance with its PLRs and Section 29 of the Internal Revenue Code. Accordingly, Progress Energy has no current plans to alter its synthetic fuel production schedules as a result of these matters.

Section 29 Overview

Under Section 29 of the Internal Revenue Code, manufacturers receive a tax credit for every ton of synthetic fuel sold. Section 29 was enacted in the early 1980s in order to encourage alternative technologies to commercialize domestic fuel sources and reduce reliance on foreign oil. Without the benefit of a tax credit, production of synthetic fuels would not be economical. To qualify for the credits, the synthetic fuel must meet three primary conditions: 1) there must be a significant chemical change in the coal feedstock, 2) the product must be sold to a non-affiliated party and 3) the production facility must have been placed in service before July 1, 1998.

Progress Energy produces the synthetic fuel at five facilities in West Virginia and Kentucky. The process involves combining coal material with a chemical change agent to create a significant chemical change in the coal feedstock used to produce such synthetic fuel. Progress Energy’s product is sold to unrelated utilities and industrial firms.

All credits taken are subject to review by the IRS during its normal audit of the taxpayer’s tax return, which is the case with all line items of the company’s tax return. The normal audit cycle for large taxpayers lags several years behind the actual tax return filing date. Because the amount of credits on Progress Energy’s tax return is material, Progress Energy has relied on two IRS-sponsored vehicles to reduce the risk posed by this one single business. The first was to obtain PLRs related to the facilities owned by Progress Energy and is described below. The second was to request entry into the IRS’s Pre-Filing Agreement program.

Through March 31, 2003, the company has included approximately $950 million in Section 29 tax credits in its financial statements. Of that amount, approximately $447 million has been used to offset federal income taxes and the remainder has been carried forward.

Private Letter Rulings

Taxpayers may request PLRs from the IRS to gain assurance that the tax treatment proposed by the taxpayer is acceptable to the IRS. Progress Energy solicited and received PLRs on its solely owned facilities. The PLRs were based on a revenue procedure developed by the IRS that sets forth specific conditions to be met to obtain rulings that the fuel qualifies for the credits. Progress Energy submitted the detailed information it understood to be required by the National Office’s ruling policy, including its experts’ opinions that chemical change occurred in each of its facilities and the parameters for the feedstock that are processed through the facilities. Based on this information, the PLRs ruled in the

Progress Energy, Inc.	Progress Energy 24-Hour Media Line:
Corporate Communications	Toll Free 877.641.NEWS(6397) or 919.546.6189
P.O. Box 1551	Fax 919.546.6615
Raleigh, NC 27602	www.progress-energy.com

affirmative on chemical change, the ownership structure of the entity and other elements of the credit, but did not cover the placed in service date of the facility.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 23,000 megawatts of generation capacity and $8 billion in annual revenues. The company’s holdings include two electric utilities serving more than 2.8 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering competitive generation, energy marketing, natural gas exploration, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company’s Web site at http://www.progress-energy.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Risk factors are detailed from time to time in the companies’ SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond the ability of the company to control or estimate precisely.

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Contacts:

Investor Relations, Eric Pompi, 919-546-6931

Corporate Communications, Keith Poston, 919-546-6189, or toll-free 877-641-NEWS (6397)

Progress Energy, Inc.	Progress Energy 24-Hour Media Line:
Corporate Communications	Toll Free 877.641.NEWS(6397) or 919.546.6189
P.O. Box 1551	Fax 919.546.6615
Raleigh, NC 27602	www.progress-energy.com